EXHIBIT 10b

  Consent of Deloitte & Touche, LLP




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    INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 33-44839 of Maxim Series Account of Great-West Life & Annuity Insurance Company of our report dated March 25, 1999 on the financial statements of Maxim Series Account of Great-West Life & Annuity Insurance Company and our report dated January 25, 1999 on the consolidated financial statements of Great-West Life & Annuity Insurance Company appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Denver, Colorado
April 28, 1999